GABELLI INVESTOR FUNDS, INC.

                              ARTICLES OF AMENDMENT

                  GABELLI INVESTOR FUNDS, INC., a Maryland corporation, registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The Charter of the Corporation (the "Charter") is hereby amended to change the name and designation of all one billion
(1,000,000,000) authorized issued and unissued shares of Common Stock of the Corporation of the par value of $0.001 per share, and of the aggregate par value of One Million Dollars ($1,000,000), from ABC Stock of the Gabelli ABC Fund to Class AAA Shares of the Gabelli ABC Fund.

                  SECOND: The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

                  THIRD: The foregoing amendment does not increase the total number of authorized shares of the Corporation or the aggregate par value thereof.

                  FOURTH: These Articles of Amendment to the Charter shall become effective at 9:00 a.m. on April 30, 2007.

                  IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed, and witnessed, in its name and on its behalf by its undersigned officers who acknowledge that these Articles of Amendment are the act of the Corporation; that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects; and that this statement is made under the penalties of perjury.

Date:  February 21, 2007            GABELLI INVESTOR FUNDS, INC.


                                    By ______________________________

                                    Name:  Bruce N. Alpert
                                    Title:    President

WITNESS:

By:  ________________________
Name:  David James
Title:    Assistant Secretary